Exhibit 99.1

C4 Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Business Highlights
Planning Activities Are Ongoing for Next Phase of Cemsidomide Clinical Development in Multiple Myeloma and Non-Hodgkin’s Lymphoma; Trials Expected to Initiate in Early 2026
CFT1946 Phase 1/2 Trial Continues to Progress Across Multiple Cohorts; Data in Melanoma and Colorectal Cancer Expected in Second Half of 2025
Cash, Cash Equivalents and Marketable Securities of $267.3 million as of December 31, 2024; Expected to Provide Runway into 2027
WATERTOWN, Mass., February 27, 2025 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today reported financial results for the year ended December 31, 2024, as well as business updates.
“In 2024, C4T made significant progress across our degrader portfolio and our discovery collaborations.
We shared clinical data from our two lead programs, where cemsidomide demonstrated a potential best-in-class profile, and CFT1946 demonstrated proof of mechanism and early signs of anti-tumor activity, and a third program, CFT8919, entered clinical development in Greater China. We also delivered two development candidates to Biogen and initiated a new discovery collaboration with Merck KGaA, Darmstadt, Germany,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Entering 2025, we continue to advance these clinical programs and operationalize the next phase of cemsidomide development to enable patient dosing in early 2026. We remain focused on unlocking value of cemsidomide and generating data from the Phase 1 trials of CFT1946 and CFT8919 to inform future development strategies for these programs.”
FOURTH QUARTER 2024 HIGHLIGHTS AND RECENT ACHIEVEMENTS
Cemsidomide:
Multiple Myeloma (MM)
•In December 2024, at the Annual Society of Hematology (ASH) meeting, presented data from the ongoing dose escalation trial with cemsidomide in combination with dexamethasone. As of the data cutoff date of October 11, 2024, the 75 µg once daily (QD) dose level achieved an overall response rate (ORR) of 36 percent. Cemsidomide was well-tolerated across all dose levels.
•The maximum tolerated dose has not yet been reached. Patients are enrolling at the 100 µg QD dose level.
Non-Hodgkin’s Lymphoma (NHL)
•In December 2024, at ASH, presented data from the ongoing cemsidomide monotherapy dose escalation trial. As of the data cutoff date of October 11, 2024, cemsidomide demonstrated an ORR of 38 percent across all subtypes and doses studied. In peripheral T-cell lymphoma (PTCL), cemsidomide achieved an ORR of 44 percent and a 25 percent complete metabolic response rate.

•The maximum tolerated dose has not yet been reached. Patients are enrolling at the 87.5 µg QD dose level.
CFT1946:
•In October 2024, at the Targeted Protein Degradation Summit, presented new preclinical data demonstrating CFT1946 crosses the blood-brain barrier, with Kpuu values of 0.34-0.88, an important feature as a portion of patients with BRAF V600 mutant solid tumors develop brain metastases.
•Continued to enroll patients with BRAF V600 mutations in the ongoing Phase 1/2 trial across multiple cohorts including monotherapy in melanoma, in combination with trametinib in melanoma and in combination with cetuximab in colorectal cancer (CRC).
CFT8919:
•In November 2024, Betta Pharmaceuticals, with C4T support, initiated the Phase 1 clinical trial of CFT8919 in Greater China.
CORPORATE UPDATE:
•Continued to evolve the Board of Directors with the appointment of biotechnology executive, Steve Hoerter, who has over three decades of executive management, commercial and board experience in oncology.
KEY UPCOMING MILESTONES
Cemsidomide:
•Complete Phase 1 dose escalation and present data in MM and NHL in the second half of 2025.
•Open expansion cohort(s) in PTCL as part of the current Phase 1/2 trial in the second half of 2025.
•Enable initiation of the next phase of clinical development for MM and PTCL, with new studies expected to initiate in early 2026.
CFT1946:
•Complete monotherapy Phase 1 dose escalation in BRAF V600 mutant solid tumors in the first half of 2025.
•Present Phase 1 data in the second half of 2025, which will include: (1) CFT1946 monotherapy in BRAF V600 mutant solid tumors, (2) CFT1946 monotherapy expansion in melanoma and (3) CFT1946 in combination with cetuximab in CRC.
UPCOMING INVESTOR EVENTS
•March 3, 2025 at 9:10 am ET: Management will be present at TD Cowen 44th Annual Healthcare Conference taking place March 3 – 5, 2025 in Boston, MA.
•March 10, 2025: Management will participate in the Leerink Partners Global Healthcare Conference taking place March 9 – 12, 2025 in Miami, FL.
FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS
Revenue: Total revenue for the fourth quarter and full year ended December 31, 2024 was $5.2 million and $35.6 million, respectively, compared to $3.3 million and $20.8 million for the prior year periods. The increase in revenue was primarily due to new collaborations with Merck KGaA, Darmstadt, Germany

(MKDG) and Merck, as well as revenue related to our ongoing collaboration with Betta Pharmaceuticals. Total revenue for the full year 2024 reflects revenue recognized under our collaborations with Biogen, Betta Pharmaceuticals, Merck, MKDG and Roche, and total revenue recognized for the full year 2023 reflects revenue recognized under collaboration agreements with Biogen, Roche and Calico.
Research and Development (R&D) Expense: R&D expense for the fourth quarter and full year ended December 31, 2024 was $32.5 million and $110.6 million, respectively, compared to $30.4 million and $117.7 million for the prior year periods. The increase in R&D expense for the fourth quarter was primarily related to clinical trial expense as cemsidomide and CFT1946 continue to advance. The decrease in R&D expense for the full year was primarily due to reduced headcount and external services resulting from restructuring activities that occurred in January 2024.
General and Administrative (G&A) Expense: G&A expense for the fourth quarter and full year ended December 31, 2024 was $10.4 million and $42.1 million, respectively, remaining relatively flat compared to $10.3 million and $42.1 million for the prior year periods.
Net Loss and Net Loss per Share: Net loss for the fourth quarter and full year ended December 31, 2024 was $34.6 million and $105.3 million, respectively, compared to $34.8 million and $132.5 million for the prior year periods. Net loss per share for the fourth quarter and full year ended December 31, 2024 was $0.49 and $1.52, respectively, compared to $0.68 and $2.67 for the prior year periods.
Cash Position and Financial Guidance:  Cash, cash equivalents and marketable securities as of December 31, 2024 were $267.3 million, compared to $281.7 million as of December 31, 2023. The reduction in cash, cash equivalents and marketable securities during 2024 was primarily the result of $65.2 million of cash used in operating activities (net of $16 million received in milestone payments from Biogen), partially offset by $24.4 million in proceeds from the sale of shares of our common stock through our “at-the-market” offering arrangement and $20 million received under the Betta stock purchase agreement, all of which were previously disclosed. The company expects that its cash, cash equivalents and marketable securities as of December 31, 2024 will enable the company to fund its operating plan into 2027.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader designed to be a more potent and selective degrader of IKZF1/3, transcription factors that drive multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), with unique pharmacokinetic properties. Clinical data has shown that cemsidomide is well-tolerated. In MM, cemsidomide displays evidence of anti-myeloma activity and immunomodulatory effects. In NHL, cemsidomide displays evidence of anti-lymphoma activity. More information may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).

About CFT1946
CFT1946 is an investigational, orally bioavailable brain penetrant small molecule degrader of BRAF V600 mutations in solid tumors currently being evaluated in a Phase 1/2 global clinical trial in patients refractory to BRAF inhibitors. CFT1946 is designed to be potent and selective against the BRAF V600 mutant form. Initial clinical data from the Phase 1 trial demonstrate that CFT1946 has a well-tolerated safety profile, demonstrates dose-dependent bioavailability and degradation of BRAF V600E protein, and demonstrates evidence of monotherapy anti-tumor activity. CFT1946 is the only degrader of BRAF V600 mutant solid tumors in clinical trials. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
About CFT8919
CFT8919 is an orally bioavailable allosteric degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M and L858R-T790M-C797S.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$267,263	$281,689
Total assets	349,602	376,451
Deferred revenue	47,169	37,285
Total stockholders' equity	215,986	246,114

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue from collaboration agreements	$5,177	$3,261	$35,584	$20,756
Operating expenses:
Research and development	32,513	30,391	110,637	117,706
General and administrative	10,373	10,297	42,124	42,081
Restructuring	—	—	2,437	—
Total operating expenses	42,886	40,688	155,198	159,787
Loss from operations	(37,709)	(37,427)	(119,614)	(139,031)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	—	—	—	(1,373)
Loss on early extinguishment of debt	—	—	—	(621)
Interest and other income, net	3,267	2,950	14,429	9,812
Total other income, net	3,267	2,950	14,429	7,818
Loss before income taxes	(34,442)	(34,477)	(105,185)	(131,213)
Income tax expense	(131)	(277)	(131)	(1,280)
Net loss	$(34,573)	$(34,754)	$(105,316)	$(132,493)
Net loss per share - basic and diluted	$(0.49)	$(0.68)	$(1.52)	$(2.67)
Weighted-average number of shares - basic and diluted	70,606,156	51,234,450	69,372,993	49,640,505